Exhibit 2.2

October 6, 2004

To:	Automobility Inc. represented by Peter Lashchuk André Boulay Peter Lashchuk Robert Nelson

Dear Sirs:

        We refer to the principal shareholders voting agreement (the “Voting Agreement”) dated August 16, 2004 among LoJack Corporation, 4254724 Canada Inc., Automobility Inc., André Boulay, Peter Lashchuk and Robert Nelson, and hereby confirm our agreement as follows:

        1.     All references to “4254724 Canada Inc.” in the Voting Agreement are replaced by “4246624 Canada Inc.” and 4246624 Canada Inc. shall be deemed to be party to the Voting Agreement since August 16, 2004.

        2.     The reference to “Section 6.3.3.4” in Section 2.1 of the Voting Agreement is replaced by “Section 6.3.3.5".

        3.     For greater certainty, our respective rights and obligations under the Voting Agreement are hereby confirmed and remain in full force and effect without any amendment or modification, except as provided in Sections 1 and 2 above.

        4.     This agreement is incorporated by reference into, and forms an integral part of the Voting Agreement, and the Voting Agreement, as amended by this agreement, will be considered as one continuous agreement.

        If you are in agreement with the foregoing, please sign and return one copy of this agreement, which thereupon will constitute our legally binding and enforceable agreement with respect to its subject matter.

LOJACK CORPORATION By: /s/ Ronald J. Rossi Name: Ronald J. Rossi Title: Chairman and Chief Executive Officer	Yours truly, 4246624 CANADA INC. By: /s/ Ronald J. Rossi Name: Ronald J. Rossi Title: President

Confirmed and agreed as of the date first-above written:

AUTOMOBILITY INC.

By: /s/ Peter Lashchuk
       Name: Peter Lashchuk
       Title:   President, Chief Executive Officer and
                   Chairman of the Board

/s/ PETER LASHCHUK
PETER LASHCHUK	/s/ ANDRE BOULAY ANDRE BOULAY /s/ ROBERT NELSON ROBERT NELSON